EXHIBIT INDEX

Exhibit No.                                           Description

99	Press release dated July 17, 2008 titled “Sonoma Valley Bancorp Announces Record Total Assets For The Second Quarter”

P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200
SONOMA VALLEY BANCORP ANNOUNCES RECORD
 TOTAL ASSETS FOR THE SECOND QUARTER

SONOMA, California July 17, 2008 - Sonoma Valley Bancorp, the holding company for Sonoma Valley Bank, posted record total assets of $303 million at June 30, 2008, up 6.2% from $286 million as of June 30, 2007.  Loans reached $252 million, up 7.8% from $234 million in 2007 while deposits grew 7.9%, to $245 million, up from $227 million a year ago.  The bank remains above well capitalized regulatory requirements with total risk-based capital standing at 11.8% up from 11.0% one year ago.

Sonoma Valley Bank President, Sean Cutting reported holding company earnings of $1,973,914 for the six months ended June 30, 2008, compared to the record first half earnings of $2,089,056 a year ago, a decline of 5.5%.  Earnings per share were $.88 versus $.93 during the same period in 2007. The annualized Return on Assets was 1.34% and the annualized Return on Average Equity was 13.52%. The Book Value for the stock at period end was $13.27.

Net income for the second quarter of 2008 was $946,625 compared to $1,073,158 for the second quarter of 2007, a decline of 11.8%.  On a per share basis, net income for the three months ended June 30, 2008 is $.42 per share compared with $.48 per share for the same period in 2007.

Mr. Cutting stated the existing loan portfolio is performing well with less than one half of 1% in non- performing assets, however the company elected to add $530,000 to the allowance for loan losses during the first six months of 2008. This represented an increase of 25% over the same period last year, leaving the reserve at 1.55% of gross loans, well above its peer group average.

Sonoma Valley Bank was not a participant in the sub-prime mortgage market, though since the great majority of the company’s loan portfolio is secured by real estate assets, it is not immune to problems caused by significant fluctuations in real property values.  The company continues to closely monitor the performance of the loan portfolio, and the adequacy of the reserve account.

The Company expects the rest of 2008 to stay a uniquely challenging environment for the financial service and banking sectors. Given the company’s knowledge of its local market, and plans for deploying more sophisticated internet banking technology, it is well-positioned to gain market share and promote continued profitability.

For the fifteenth year, Findley Reports, Inc. named Sonoma Valley Bank to its list of SUPER PREMIER PERFORMING BANKS in 2007, based upon the company’s strong capital position and consistent earnings. Only 4 community banks in California have achieved this top rated status for at least 15 years.  Sonoma Valley Bank was also recognized by the Community Bankers of California as one of the top 10 “Performance All-Stars” for the first quarter of 2008 based upon Return on Assets, Return on Equity, Net Interest Margin and Efficiency Ratio for all California community banking institutions.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.